June 30, 2016

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106
Re:    Management Agreement for CorEnergy Infrastructure Trust, Inc.
Ladies and Gentlemen:
Reference is made to that certain Management Agreement, dated as of May 8, 2015 and effective as of May 1, 2015, by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), and Corridor InfraTrust Management, LLC, a Delaware limited liability company (“Manager”) (as such agreement has been, and may be further, amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”). Capitalized terms used and not defined herein are used as defined in the Management Agreement. The Company and the Manager have entered into this Letter Agreement to waive a portion of the Incentive Fee set forth in Section 8(b) of the Management Agreement applicable to the dividend paid during the calendar quarter ending June 30, 2016. This letter in no way supersedes our March 30, 2016 letter agreement concerning the Management Fee calculation.
This letter documents that the Manager has recommended, and the Company has agreed, that the Manager shall only be paid an Incentive Fee of $94,818 as a result of the dividend paid during the Company’s June 30, 2016 calendar quarter. This agreed upon incentive fee payment constitutes a waiver by the Manager of $54,305 of Incentive Fee that would otherwise be due to the Manager from the Company.
The foregoing waiver shall not apply to any prior or future periods, although the Manager reserves the right to waive in the future any Incentive Fee payment to which it may be entitled for one or more future fiscal quarters of the Company.
The Company and the Manager mutually acknowledge and agree that this modification to the Incentive Fee payment right represents a discretionary action on the part of the Manager that is not required under the terms of the Management Agreement and that, except as specifically set forth herein and as modified in our March 30, 2016 letter agreement, all provisions of the Management Agreement shall remain in full force and effect and shall not be affected by this letter.

Very truly yours,
CORRIDOR INFRATRUST MANAGEMENT, LLC
By: /s/ Richard C. Green, Jr.
Name: Richard C. Green, Jr., Managing Director

Agreed and accepted:

CORENERGY INFRASTRUCTURE TRUST, INC.
By: /s/ David J. Schulte
Name: David J. Schulte, President

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 | Main: 816.875.3705 | Fax: 816.875.5875 | corridortrust.com